EZCORP ENTERS INTO AGREEMENT TO SELL GRUPO FINMART
Continued progress in executing three year plan
Austin, Texas (July 6, 2016) - EZCORP, Inc. (NASDAQ: EZPW) today announced that it has entered into a definitive agreement to sell Prestaciones Finmart, S.A.P.I. DE C.V., SOFOM, E.N.R. (“Grupo Finmart”) to Alpha Holding, S.A. de C.V. (“AlphaCredit”), a leader in consumer lending in Mexico and Colombia. EZCORP currently owns 94% of Grupo Finmart, a provider of consumer loans to government agency employees in Mexico.
The decision to divest Grupo Finmart is a result of the continued execution of EZCORP’s three-year strategic plan and is expected to provide EZCORP with additional capital to invest in its U.S. and Mexico pawn businesses.
EZCORP Chief Executive Officer Stuart Grimshaw said: “We have been consistently executing the three year strategic program we announced in July 2015 to focus on meeting our customers’ need for cash better than anyone else in the industry, optimizing our pawn businesses and achieving returns on investment above our cost of equity. After the sale of Grupo Finmart, 99% of our revenue will be generated from our U.S. and Mexico pawn businesses.”
The base purchase price for the sale of 100% of Grupo Finmart is $50 million, subject to closing adjustments relating to levels of cash, working capital, non-operating debt and certain operating metrics. EZCORP currently estimates that the aggregate adjustments (excluding transaction costs) could reduce the closing proceeds by approximately $10 million.
Upon completion of the sale, the intercompany debt owed to EZCORP (currently about $49 million) will be restructured to provide for quarterly interest payments and principal repayment in annual installments over three years.
Grupo Finmart’s third party debt incurred to fund loan originations will either remain in place post-closing or will be refinanced at or prior to closing.
Closing of the transaction is not contingent on financing by AlphaCredit. However, if AlphaCredit is unable to obtain financing prior to the time when the closing conditions are otherwise satisfied, the payment of $25 million of the purchase price to EZCORP will be deferred. If the deferred payment is utilized, the purchase price payable to EZCORP will be increased by $8.1 million and the deferred portion will be payable over the first year following closing, subject to discounts if prepaid in whole or in part.
The transaction is subject to the approval of the Mexican Comisión Federal de Competencia Económica (Federal Competition Commission), certain operating metrics not exceeding specified thresholds and other customary closing conditions. EZCORP currently expects the transaction to close on or before September 30, 2016.
Mr Grimshaw said: “Grupo Finmart is a business with great people and I would like to acknowledge the team who have worked tirelessly to both manage the business and work closely with EZCORP, AlphaCredit and our advisers to execute this transaction. We’re pleased that a buyer of AlphaCredit’s caliber emerged following a competitive bidding process and we believe they will be able to maximize the value of Grupo Finmart.”
UBS Investment Bank is acting as financial advisor to EZCORP in connection with the transaction. Vinson & Elkins LLP and Mijares Angoitia Cortés y Fuentes, S.C. are serving as legal counsel to EZCORP. Goodwin Procter LLP and Creel, García-Cuéllar, Aiza y Enríquez, S.C. are serving as legal counsel to AlphaCredit.

Additional information about the transaction, including a copy of the definitive agreement, can be found in the Current Report on Form 8-K that EZCORP has filed with the U.S. Securities and Exchange Commission contemporaneous with the issuance of this announcement.
EZCORP will release financial results for the third quarter of fiscal 2016 in early August. Release details will be provided closer to the date.

ABOUT EZCORP
EZCORP is a leading provider of pawn loans in the United States and Mexico. At our pawn stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives, expected performance and expected closing of the transaction. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors or current or future litigation. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:
Jeff Christensen
Vice President, Investor Relations
Email: jeff_christensen@ezcorp.com
Phone: (512) 437-3545